Contact:
Dee Ann Johnson
Vice President Controller &Treasurer
412-456-4410
dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE
PITTSBURGH, PA
February 9, 2009

Ampco-Pittsburgh Corporation Announces 2008 Earnings

Ampco-Pittsburgh Corporation (NYSE:AP) announced earnings for the year and fourth quarter ended December 31, 2008.  The earnings include an increased charge without which the Corporation would have achieved record results.  The charge by its Air and Liquid Processing group covers estimated costs of asbestos litigation over the next ten years through 2018 and relates to product manufactured decades ago.

The principal business of the Corporation, the Forged and Cast Rolls group, achieved record sales and income from operations for the year and fourth quarter despite slowing production towards year end. The slowdown was the result of a reduction in demand for rolls from steel and aluminum industry customers as the economic downturn forced them to cut back output levels.

Sales for the year were $394,513,000 compared with $346,834,000 in 2007.  Sales for the fourth quarter were $88,088,000 compared with sales of $83,194,000 for the same quarter of 2007. Income (loss) from operations, including the pre-tax charge of $51,018,000 for asbestos costs net of estimated insurance recoveries, equaled $13,608,000 and $(36,526,000) for the twelve and three months ended December 31, 2008, respectively, against $57,417,000 and $13,942,000 for the same periods of the prior year.  After taxes, the additional charge negatively impacted net income for the year and quarter by approximately $31,006,000 or $3.05 per common share resulting in net income of $12,575,000 or $1.24 per common share for the year ended December 31, 2008 and a net loss of $(21,151,000) or $(2.08) per common share for the three months then ended in comparison to $39,231,000 or $3.90 per share and $10,190,000 or $1.00 per common share for the twelve and three months ended December 31, 2007, respectively.

The outlook for the future is difficult to predict as governments around the world strive to stabilize their economies and break out of recession.  However, based on the order backlog, and by working closely with steel and aluminum industry customers and adjusting production levels to better meet their needs, the Corporation expects to be profitable for the first quarter and the full year 2009 although materially below the levels of the last two years (before the 2008 asbestos charge).

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation's Annual Report on Form 10-K as well as the Corporation's other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION
FINANCIAL SUMMARY

		Year Ended December 31,		Three Months Ended December 31
		2008	2007	2008	2007

Sales		$394,513,000	$346,834,000	$88,088,000	$83,194,000

Income (loss) from operations	(1)	13,608,000	57,417,000	(36,526,000)	13,942,000
Other income – net		1,207,000	946,000	587,000	1,275,000

Income (loss) before income taxes		14,815,000	58,363,000	(35,939,000)	15,217,000
Income tax (provision) benefit		(2,240,000)	(19,132,000)	14,788,000	(5,027,000)

Net income (loss)	(2)	$12,575,000	$39,231,000	$(21,151,000)	$10,190,000

Earnings per common share:
Basic	(2)	$1.24	$3.90	$(2.08)	$1.00
Diluted	(2)	$1.24	$3.88	$(2.08)	$1.00

Weighted-average number of common shares outstanding:
Basic		10,177,497	10,046,453	10,177,497	10,177,497
Diluted		10,179,644	10,108,688	10,178,936	10,179,706

(1)
Income (loss) from operations for the year and quarter ended December 31, 2008 includes a pre-tax charge of $51,018,000 for estimated costs of asbestos-related litigation, net of estimated insurance recoveries, through 2018.

(2)
Net income (loss) for the year and quarter ended December 31, 2008 includes an after-tax charge of $31,006,000 or $3.05 per common share for estimated costs of asbestos-related litigation, net of insurance recoveries, through 2018.